Exhibit 21.1

Persons controlled by or under common control with the Registrant

The following lists sets forth each of the companies considered to be controlled by us as defined by the 1940 Act.

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark Floating Rate Funding I, LLC (Delaware)	100%